Exhibit 5.1 December 18, 2015 Energy Focus, Inc. 32000 Aurora Road, Suite B Solon, Ohio 44139 Ladies and Gentlemen: We have acted as counsel for Energy Focus, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (as amended, the “Registration Statement”), to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer and sale from time to time of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), up to a maximum aggregate offering price of $100 million. The Shares may be offered and sold from time to time, on a continuous or delayed basis, by the Company pursuant to Rule 415 under the Securities Act in amounts, at prices and on terms that will be determined at the time of each offering and included in a prospectus supplement (a “Prospectus Supplement”) to the prospectus included in the Registration Statement. We have examined such documents and such matters of fact and law as we deem necessary to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. For purposes of this opinion, we have assumed that: (a) the Registration Statement and any amendments thereto will have become effective and remain effective at the time of issuance and sale of the Shares thereunder; (b) the Company’s Board of Directors or a duly authorized committee thereof shall have authorized the issuance and sale of the Shares by all necessary corporate action;

(c) at the time of the issuance and sale of the Shares, a sufficient number of shares of Common Stock is authorized and available for issuance pursuant to the Company’s Certificate of Incorporation, as then amended; (d) a Prospectus Supplement with respect to the offering of the Shares shall have been prepared, delivered and filed with the Commission in compliance with the Securities Act and the rules and regulations thereunder, and such Shares shall have been issued and sold as described in the Registration Statement and such Prospectus Supplement and in accordance with the terms and conditions of any applicable underwriting or similar agreement; and (e) certificates for the Shares have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against the adequate payment therefor. Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares offered pursuant to the Registration Statement will be validly issued, fully paid and non-assessable. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. Very truly yours, /s/ Baker & Hostetler LLP